Exhibit 10.114

March 5, 2007

Mr. William O’Kelly

2185 West Pueblo Avenue

Napa, CA 94558

Re: Payments in the Event of Certain Changes

Dear Bill:

In connection with your employment with Senetek Plc (the “Company”) the Board of Directors has agreed that you should have the benefit of certain protections in the event of certain changes of circumstance that are specifically described in this letter. Defined terms have the meaning ascribed to them in Section 4 of this letter agreement.

1. Change of Control:

Following a Change of Control, you shall be entitled to a Termination Payment if: (A) you are not retained as Chief Financial Officer of the Company and (B) you are not offered a position of Equivalent Authority by the Company or its Successor Enterprise and (C) if you have not been terminated following the Change of Control, you elect not to continue your employment (in any capacity) with Company or the Successor Enterprise within 30 days following the Change of Control.

2. Relocation of the Company:

You shall be entitled to a Termination Payment if you do not continue employment (in any capacity) with the Company or a Successor Enterprise following a Relocation. It is agreed and understood that if you continue your employment for any period following a Relocation, you shall not be entitled to a Termination Payment.

3. Single Payment:

For avoidance of doubt, it is understood and agreed that you would only be entitled to receive one single Termination Payment in any circumstance (i.e., even if both a Change of Control and a Relocation had occurred).

4. Defined terms:

As used in this letter, the terms listed below have the following meanings:

Change of Control means (a) the sale, lease or other transfer of all or substantially all of the assets of the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (b) the adoption by the stockholders of the Company of a plan relating to the liquidation or dissolution of the Company; (c) the merger or consolidation of the Company with or into another entity or the merger of another entity into the Company or any subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction (or their related parties) hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger of consolidation; (d) the acquisition by any person or group of more than fifty percent (50%) of the voting power of all securities of the Company generally entitled to vote in the election of directors of the Company; or (e) that the majority of the Board is composed of members who (i) have served less than twelve months and (ii) were not nominated or appointed by a majority of the Board (or a duly constituted committee of the Board) in connection with their election or appointment. As used in this paragraph, the term “related parties” shall mean with respect to any person (x) the spouse and lineal ascendants and descendants of such person. and any sibling of any of such persons and (y) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an eighty percent (80%) or more controlling interest of which consist of persons referred to in (x) above.

Equivalent Authority means a position as Principal or Chief Financial Officer or Principal or Chief Accounting Officer or another position in finance or accounting that would require you to report directly to either (i) the Chief Executive Officer or (ii) the audit committee of the Board of Directors. It is further agreed that any position that you are offered with the Company or Successor Enterprise following a Change of Control for which the base salary (on an annual basis) is at least as great your base salary immediately prior to the Change of Control shall be deemed to be a position of Equivalent Authority for purposes of this letter.

Relocation means that the principal executive offices of the Company (or a Successor Enterprise) shall be located in anywhere outside of the geographic boundaries following counties, each of which is located in the State of California —[Lake, Napa Sonoma, Marin, Contra Costa, San Francisco, Alameda, Sacramento, San Mateo, Yolo]; provided, however, that a Relocation shall not have occurred if the Company or Successor Enterprise shall have: (i) provided you with office space within one of the foregoing counties or (ii) permission to continue your employment with the Company from a home office.

Successor Enterprise means any corporation, partnership, limited liability company or other business enterprise (i) into which the Company is merged or with which the Company is consolidated and (ii) any corporation, partnership, limited liability company or other business enterprise that acquires, purchases or otherwise succeeds to all or substantially all of the assets of the Company.

Termination Payment means an amount equal to six months of your base salary as at the date of the Change of Control or Relocation. The Termination Payment shall be made in six equal monthly payments commencing with the month immediately following the month in which you first became entitled to a Termination Payment.

5. No Guarantee of Continued Employment; Terms and Conditions of [Employment Manual] Apply, Other Provisions:

This letter shall not be deemed to constitute any guarantee or promise of continued employment. The terms and conditions of your employment shall continue to be governed by the Company’s [Employment Manual], as the same may be amended, altered, changed or supplement from time to time hereafter, except that the provisions of this letter shall apply in the specific circumstances set forth herein, notwithstanding any different or other provisions in the Employment Manual that govern payments to employees upon a change of control or relocation of the Company. The rights and benefits set forth in this letter are personal to you and may not be assigned or transferred to any other party. The Company’s obligations under the terms of this letter shall be binding upon the Company’s successors and assigns, including any Successor Enterprise. This letter agreement supersedes and replaces any earlier agreement (oral or written) between you and the Company with respect to the subject matter hereof and may only be amended by a further written agreement between you and the Company (or its successors or assigns).

If you are in agreement with the terms of this letter agreement, please so acknowledge by executed a copy of this letter in the signature space provided below and by returning the executed copy to the undersigned.

Very truly yours,

/s/ Frank J. Massino
Frank J. Massino, for and on behalf of Senetek Plc

Agreed and acknowledged:

/s/ William O’Kelly
William O’Kelly

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